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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263

                         FINAL TERMS DATED MAY 19, 2009

                         QUEENSLAND TREASURY CORPORATION

                 Issue of US$350,000,000 U.S. Medium-Term Notes
      Guaranteed by The Treasurer on behalf of The Government of Queensland under the US$10,000,000,000 U.S. Medium-Term Note Facility

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
1.   (i)   Issuer:                        Queensland Treasury Corporation

     (ii)  Guarantor:                     The Treasurer on behalf of the
                                          Government of Queensland

2.         Principal Amount and Specific  US$ 350,000,000
           Currency:

3.   (i)   Issue price:                   100.00%

     (ii)  Dealers' fees and commissions  0.00%
           paid by Issuer:

     (iii) Net proceeds to Issuer:        US$ 350,000,000

4.         Status:                        Senior Note

5.         Specified Denominations:       US$100,000

6.   (i)   Issue Date:                    May 27, 2009

     (ii)  Interest Payment Dates:        August 27, 2009, November 27, 2009,
                                          February 27, 2010, May 27, 2010 and
                                          June 18, 2010

7.         Maturity Date:                 June 18, 2010

8.         Redemption:                    No redemption at the option of the
                                          Issuer prior to Maturity (other than
                                          for tax reasons)

                                          No redemption at the option of
                                          noteholder(s) prior to Maturity

9.         Listing:                       None

10.        FIXED RATE NOTES:              Not Applicable

11.        FLOATING RATE NOTES:           Applicable
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
12.        Floating Rate:                 US$ 3-month LIBOR + 0.02% per annum
                                          (interpolation US$ 2-week LIBOR and
                                          US$ 1-month LIBOR + 0.02% per annum
                                          for last coupon)

13.        Initial Interest Rate:         US$ 3-month LIBOR + 0.02% per annum

14.        Base Rate:                     US$ 3-month LIBOR (interpolation US$
                                          2-week LIBOR and US$ 1-month LIBOR for
                                          last coupon)

15.        Spread:                        + 0.02% per annum

16.        Spread Multiplier:             Not Applicable

17.        Interest Reset Dates:          Each Interest Payment Date commencing
                                          on August 27, 2009

18.        Interest Determination Dates:  Second London Market Day preceding each Interest Reset Date

19.        Regular Record Dates:          August 19, 2009, November 19, 2009,
                                          February 19, 2010, May 19, 2010, June
                                          10, 2010

20.        Index Maturity:                3 months

21.        Designated LIBOR page:         Reuters Page LIBOR01

22.        GENERAL PROVISIONS:

23.        Business Day Convention:       Modified Following Business Day
                                          Convention

24.        Business Days:                 New York, Sydney, London

25.        Alternative Day Count          ACT/360 adjusted
           Fraction:

26.        Form of Note:                  Permanent Global Note

27.        Dealer:                        Daiwa Securities SMBC Europe Limited

28.        Dealer acting in capacity of:  Principal

29.        Paying Agent:                  Deutsche Bank Trust Company Americas

30.        Calculation Agent:             Deutsche Bank Trust Company Americas
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
31.        Covenant Defeasance:           Not Applicable

32.        CUSIP:                         74830XCK2

33.        ISIN:                          US74830XCK28

34.        Ratings:                       S&P: AA+ (stable)
                                          Moody's: Aa1 (stable)
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Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized